EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAYSTAR TECHNOLOGIES, INC.

Pursuant to Section 245 of the

Delaware General Corporation Law

FIRST: The name of the Corporation is DayStar Technologies, Inc.

SECOND: The street and mailing address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Law.

FOURTH:

4.1 Authorized Shares. The Corporation is authorized to issue 10,000,000 shares of common stock, $.01 par value per share, of which 150,000 shares will be classified as Class B Common Stock, and 3,000,000 shares of preferred stock, $.01 par value per share.

4.2 Reclassification of Class A Common Stock. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the State of Delaware, each share of Class A Common Stock outstanding immediately prior to filing will automatically be reclassified into one share of Common Stock, and the Class A Common Stock will cease to exist.

4.3 Relative Rights and Preferences. The designations, preferences and rights of the shares of each class of stock which the Corporation is authorized to issue, and the limitations thereof, are as set forth in the following provisions of this Section 4.3:

(a) Common Stock.

(i) General. The dividend and liquidation rights of the holders of the common stock (the “Common Stock”) are junior to, subject to and qualified by the rights of the holders of any then outstanding series of preferred stock.

(ii) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any preferential dividend rights of any then-outstanding series of preferred stock.

(iii) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, out of the assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding series of preferred stock, to share ratably among themselves in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv) Voting. Each holder of Common Stock of record shall have one vote for each share of stock outstanding in his name and on the books of the Corporation, except that in the election of directors he shall have the right to vote each such share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(v) Redemption. The Common Stock is not redeemable.

(b) Class B Common Stock. The Board of Directors hereby establish the Class B Common Stock, consisting of 150,000 shares, and hereby fixes the designations, voting powers, other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Certificate of Incorporation that are applicable to common stock of all series) as follows:

(i) Dividends. The holders of Class B Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, the same cash dividends, if any, per share, as are paid to holders of the Common Stock.

(ii) Distributions Upon Liquidations, Dissolution or Winding Up. The holders of the Class B Common Stock shall be treated as Common Stock for purposes of any distribution upon the liquidation, dissolution or winding up of the Corporation. The number of shares of Common Stock for each share of Class B Common Stock for purposes of such distributions shall be calculated as set forth in Section 4.3(c)(iii) below.

(iii) Conversion Rights.

(A) Conversion at the Option of the Holder. The holders of Class B Common Stock shall have the right, at their option, to convert shares of Class B Common Stock into shares of Common Stock of the Corporation at any time and from time to time on the following terms and conditions:

(1) Each share of Class B Common Stock shall be converted at the option of the holder thereof, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Initial Purchase Price by the Class B Conversion Rate (as defined below) in effect at the time of conversion. For purposes of this section, the “Initial Purchase Price” shall equal $7.00, and the “Class B Conversion Rate” initially shall be equal to the Initial Purchase Price and shall be subject to adjustment as provided in Sections 4.3(c)(iii)(C)(2) and 4.3(c)(iii)(C)(3) below.

(2) The Corporation shall not issue, in connection with the conversion of shares of Class B Common Stock, certificates for fractional shares, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the fair value of one share of Common Stock, as determined by the Board of Directors, whose determination shall be conclusive.

(3) In order for any holder of shares of Class B Common Stock to convert the same into Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of shares of Class B Common Stock, or to his or her nominee or nominees, certificates for the full number of shares of Common Stock to which he or she shall be entitled as aforesaid. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(4) If a holder converts shares of Class B Common Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion; provided, however, that pursuant to Section 4.3(c)(iii)(A)(3) the holder shall pay any such tax which is due because the shares are issued in a name other than the holder’s name.

(B) Mandatory Conversion.

(1) Subject to the adjustments set forth in Section 4.3(c)(iii)(C), each share of Class B Common Stock shall be converted automatically into shares of the Corporation’s Common Stock at the Class B Conversion Rate upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, at a per share offering price (prior to underwriting commissions and expenses) of no less than $12.50 and for a total offering in excess of $10 million (the “Mandatory Conversion Date”). At least 60 days prior to the Mandatory Conversion Date, the Corporation shall (A) notify all holders of the Class B Common Stock of such event; (B) demand that all shares representing the Class B Common Stock be returned to the Corporation’s offices or to the designated transfer agent; and (C) pay any transfer or similar tax with respect to the conversion, if any. As soon as practical but in any event within 30 days after the Mandatory Conversion Date, the Corporation shall deliver a certificate to and in the name of the holder of the Class B Common Stock for the number of shares of Common Stock issuable upon the conversion and a check in an amount calculated in accordance with Section 4.3(c)(iii)(A)(2) for any fractional shares, if any, for the shares of Class B Common Stock represented by the certificate. The name of the person in which the Class B Common Stock was issued shall be treated as the stockholder of record of the Common Stock in which the Class B Common Stock was converted on and after the Mandatory Conversion Date. Upon such conversion, the rights of the holders of converted Class B Common Stock with respect to the shares of Class B Common Stock so converted shall cease.

(2) Each share of Class B Common Stock also shall be converted automatically into shares of the Corporation’s Common Stock at the Class B Conversion Rate upon the transfer of any such shares to any other person or entity, other than pursuant to an Exempt Transfer pursuant to the Corporation’s Stockholders Agreement.

(C) Certain Matters With Respect to Conversion.

(1) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Class B Common Stock in full. All shares of Common Stock which may be issued upon conversion of Class B Common Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(2) The Class B Conversion Rate shall be subject to adjustment as follows:

(a) In case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock of the Corporation, (ii) subdivide or split its outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, the Class B Conversion Rate following the effective date of such event shall be equal to the product of the Class B Conversion Rate in effect immediately prior to such adjustment multiplied by a fraction, the denominator of which is the number of shares of Common Stock outstanding immediately after such event and the numerator of which is the number of shares outstanding immediately prior to such event.

(b) In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Class B Common Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had Class B Common Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this section with respect to the rights of the holders of Class B Common Stock; and provided further, however, that no such adjustment shall be made if the holders of Class B Common Stock simultaneously receive a dividend or other distribution of such securities as they would have received if all outstanding shares of Class B Common Stock had been converted into Common Stock on the date of such event.

(c) If Common Stock issuable upon the conversion of Class B Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Class B Common Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Series APreferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(3) Adjustments to the Class B Conversion Rate also shall be made for certain dilutive issuances of additional shares of capital stock by the Corporation as set forth in this Section 4.3(c)(iii)(C)(3).

(a) Special Definitions. For purposes of this Section 4.3(c)(iii)(C)(3), the following definitions shall apply:

(i) “Option” shall mean rights, options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock.

(ii) “Additional Shares of Common Stock” shall mean all shares of Common Stock or Preferred Stock issued by the Corporation after the date upon which the first share of Class B Common Stock was issued (the “Initial Issue Date”) for which the consideration per share (determined pursuant to Section 4.3(c)(iii)(C)(3)(c) below) is less than the Class B Conversion Rate in effect on the date of, and immediately prior to, the issuance of such Additional Shares, other than shares of Common Stock or Preferred Stock issued or issuable:

(A) upon exercise of any Options outstanding on the Initial Issue Date; provided, however, that if the Corporation, after the Initial Issue Date, amends the exercise prior to the number of shares covered by any Options outstanding on the Initial Issue Date, then such Options, as so amended, shall be deemed to have been issued after the Initial Issue Date;

(B) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.3(c)(iii)(C)(2)(b) above; or

(C) upon exercise of Options granted to employees or directors of, or consultants to, the Corporation pursuant to an Option Plan duly authorized by the Board of Directors and approved by the Stockholders of the Corporation, and which, in the aggregate are not exercisable for more than 200,000 shares of Common Stock.

(b) Adjustment of Class B Conversion Rate Upon Issuance of Additional Shares of Stock. In the event of the Corporation shall at any time issue one or more Additional Shares of Stock, the and in such event, the Class B Conversion Rate shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying the Class B Conversion Rate then in effect by a fraction:

(i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue plus (B) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Stock so issued would purchase at such Class B Conversion Rate; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Stock so issued.

(c) Determination of Consideration. For purposes of this Section 4.3(c)(iii)(C)(3)(c), the consideration per share received by the Corporation for the issue of any Additional Shares of Stock shall be computed as follows:

(i) in case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors in its reasonable judgment exercised in good faith (irrespective of the accounting treatment thereof); and

(iii) in the case of the issuance of Options, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Options plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 4.3(c)(iii)(C)(3)(c)).

(4) Whenever the number of shares of Common Stock into which each share of Class B Common Stock is convertible is adjusted, the Corporation shall promptly mail to holders of Class B Common Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Class B Common Stock a certificate from the Corporation’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

(5) The adjustments herein provided for shall be made successively when the event giving rise to such adjustment occurs and shall become effective immediately following the record date for any event for which a record date is designated and on the effective date for any other event.

(6) Shares of Class B Common Stock that have been converted as provided herein shall revert to the status of authorized but unissued shares of Common Stock.

(7) For purposes of any computation of the number of shares of Common Stock outstanding, such computation shall be made assuming conversion of all then outstanding shares of Class B Common Stock and any then-outstanding shares of Preferred Stock, and all outstanding currently exercisable warrants and vested options.

(8) No adjustment in the number of shares of Common Stock into which each share of Class B Common Stock is convertible need be made unless the adjustment would require an increase of at least one-half of one percent (.5%) in the number of shares of Common Stock into which each share of Class B Common Stock is convertible. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.3(c)(iii)(C) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(9) In any case in which this Section 4.3(c)(iii)(C) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (a) the issuance to the holder of any shares of Class B Common Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (b) the delivery of a check for any remaining fractional shares as provided in Section 4.3(c)(iii)(A)(2) above.

(iv) Voting Rights.

(A) Except as otherwise required by law, each share of Class B Common Stock issued and outstanding shall have the right to vote on all matters presented to the holders of the Common Stock for vote, in the number of votes equal at any time to the number of shares of Common Stock into which each share of Class B Common Stock would then be convertible, and the holders of the Class B Common Stock shall vote with the holders of the Common Stock as a single class.

(B) The holders of Class B Common Stock, voting as a single class, shall be entitled to elect one person who shall have: (i) visitation and participation (but not voting) rights for all Board of Directors meetings, and (ii) be entitled to receive copies of all Board of Directors meeting minutes and other communications of the Board of Directors.

(v) Miscellaneous.

(A) Headings of Sections. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(B) Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Class B Common Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended form time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Class B Common Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Class B Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Class B Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Class B Common Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(c) Series of Preferred Stock. The Board of Directors is hereby expressly authorized by resolution from time to time adopted providing for the issuance of preferred stock, to fix and state the designations, powers, preferences and relative, optional and other special rights of the shares of each series of preferred stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make effective provisions:

(i) the distinctive name and serial designation;

(ii) the dividend payment dates;

(iii) the rate or rates at which dividends if any shall be paid;

(iv) whether dividends are to be cumulative or noncumulative, and any preferential or other special rights with respect to the payment of dividends;

(v) whether any series shall be redeemable and if so, the terms, conditions and manner of redemption, and the redemption price or prices;

(vi) the rights of any series on voluntary or involuntary liquidation, dissolution or winding up, including the amounts or amounts of preferential or other payments to which any series is entitled over any other series or over the Common Stock;

(vii) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the common stock;

(viii) the number of shares of such series;

(ix) the voting rights, if any, for such series; and

(x) the conversion rights, if any, for such series.

Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the shares of any series of preferred stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise may by resolution of the Board of Directors be returned to the status of authorized but unissued preferred stock of the same or other series. Unless otherwise provided in the resolution of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution by the Board of Directors. In case the number of shares of any such series of preferred stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued preferred stock, undesignated as to series.

FIFTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.